Exhibit 99(K)(12)

AMENDMENT NO. 8
TO
CREDIT AGREEMENT

This Amendment No. 8 dated as of June 16, 2014 (this “Amendment”), is entered into by and among TORTOISE MLP FUND, INC., a Maryland corporation, as the Borrower (the “Borrower”) each Lender party hereto, and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”).
Recitals

A.           The Borrower, the Lenders and the Administrative Agent have entered into that certain Credit Agreement dated as of September 24, 2010 as amended pursuant to that certain Amendment No. 1 thereto dated as of January 13, 2011, that certain Amendment No. 2 thereto dated as of March 11, 2011, that certain Amendment No. 3 thereto dated as of September 23, 2011, that certain Amendment No. 4 dated as of June 18, 2012, that certain Amendment No. 5 thereto dated as of June 17, 2013, that certain Amendment No. 6 thereto dated as of December 20, 2013 and that certain Amendment No. 7 thereto dated as of January 15, 2014 (as so amended, the “Credit Agreement”).

B.           The Borrower, the Lenders and the Administrative Agent have agreed to certain amendments to the Credit Agreement.

C.           The Amendment is subject to the representations and warranties of the Borrower and upon the terms and conditions set forth in this Amendment.

Agreement

Now, Therefore, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

SECTION 1.    Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

SECTION 2.    Amendments.

2.1     Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following defined term in its entirety to read as follows:

“Maturity Date” means June 15, 2015; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.”

Tortoise MLP Fund - Amendment No. 8 to Credit Agreement

SECTION 3.    Limitations on Amendment.

3.1        The amendment set forth in Section 2 above is effective for the purposes set forth herein and will be limited precisely as written and will not be deemed to (a) be a consent to any other amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (b) otherwise prejudice any right or remedy which the Lenders and the Administrative Agent may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (c) be a consent to any future amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document.

3.2        This Amendment is to be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein waived, are hereby ratified and confirmed and will remain in full force and effect.

SECTION 4.    Representations and Warranties.  The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

4.1     Immediately after giving effect to this Amendment the representations and warranties of (i) the Borrower contained in Article V of the Credit Agreement and (ii) each Loan Party contained in each other Loan Document shall be true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

4.2     Immediately after giving effect to this Amendment, no Default or Event of Default exists.

SECTION 5.    Expenses.  The Borrower agrees to pay to the Administrative Agent upon demand, the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, which the Administrative Agent may incur in connection with the preparation, documentation, and negotiation of this Amendment and all related documents.

SECTION 6.    Reaffirmation.  The Borrower hereby reaffirms its obligations under each Loan Document (as amended hereby) to which it is a party.

SECTION 7.    Effectiveness.  This Amendment will become effective as of the date hereof upon:

(a)            the execution and delivery of this Amendment, whether the same or different copies, by the Borrower, each Lender and the Administrative Agent;

Tortoise MLP Fund - Amendment No. 8 to Credit Agreement

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(b)            the delivery of an officer certificate by a Responsible Officer of the Borrower certifying (i) resolutions adopted by the Borrower approving and consenting to this Amendment and the increase in the Aggregate Commitments effectuated hereby, and (ii) incumbency, the articles of incorporation, the bylaws and the existence and good standing of the Borrower;

(c)            the delivery of a Form U-1 by the Borrower in form and substance satisfactory to the Administrative Agent; and

(d)            payment to the Administrative Agent for the account of the Lenders on a pro rata basis in accordance with their respective Commitments an upfront fee equal to 10 basis points of the aggregate Commitments.

SECTION 8.    Governing Law.  This Amendment will be governed by and will be construed and enforced in accordance with the laws of the State of Kansas applicable to agreements made and prepared entirely within such State; provided that the Administrative Agent and the Lenders shall retain all rights arising under federal law.

SECTION 9.    Claims, Counterclaims, Defenses, Rights of Set-Off.  The Borrower hereby represents and warrants to the Administrative Agent and Lenders that it has no knowledge of any facts that would support a claim, counterclaim, defense or right of set-off.

SECTION 10.  Counterparts.  This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument.  All counterparts will be deemed an original of this Amendment.

[Remainder of Page Intentionally Left Blank]

Tortoise MLP Fund - Amendment No. 8 to Credit Agreement

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In Witness Whereof, the parties hereto have caused this Amendment to be executed as of the date first written above.

TORTOISE MLP FUND, INC.

By
Name:
Title:

Tortoise MLP Fund - Amendment No. 8 to Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

Tortoise MLP Fund - Amendment No. 8 to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:
Name:	Jeffrey P. Yoakum
Title:	Senior Vice President

Tortoise MLP Fund - Amendment No. 8 to Credit Agreement

THE BANK OF NOVA SCOTIA, as a
Lender

By:
Name:
Title:

Tortoise MLP Fund - Amendment No. 8 to Credit Agreement

U.S. BANK, NATIONAL
ASSOCIATION, as a Lender

By
Name:
Title:

Tortoise MLP Fund - Amendment No. 8 to Credit Agreement